Filed Pursuant to Rule 424(b)(3)
File Number 333-167998

PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 6, 2010

(To Prospectus dated July 15, 2010)
(Registration No. 333-167998)

This Prospectus Supplement No. 1 supplements and amends our Prospectus dated July 15, 2010.  The shares that are the subject of this Prospectus have been registered to permit the resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  This Prospectus Supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the Prospectus Dated July 15, 2010, except to the extent that the information presented herein supersedes any information contained in that document.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated July 15, 2010.

The table set forth in the section of the Prospectus entitled “Selling Stockholders” is hereby amended to clarify the number of shares beneficially owned by certain selling stockholders.  The total number of shares listed as being offered has not changed.  The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

Selling Stockholder	Number of Shares Beneficially Owned Before the Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering (1)	Percent of Shares Beneficially Owned After the Offering (1)

Barry Honig (2)	1,223,845 (3)	1,100,000	123,845	*
BMB Holdings, LLLP (4)	1,008,000	1,008,000	0	0%
Michael and Betsy Brauser TBE	100,000	100,000	0	0%
Michael Brauser	286,500(5)	242,750	43,750	*
Betsy G. Brauser Retained Annuity Trust (6)	475,000	250,000	225,000	*
Michael Mathews (7)	1,399,583 (8)	260,000	1,139,583	4.6%
GRQ Consultants, Inc. 401K (9)	143,028	100,000	43,028	*
Total		3,060,750
_________________

*    less than 1%

(1)	Assumes that all shares offered here are sold.

(2)	Barry Honig is Co-Chairman of our board of directors.

(3)	Number of shares beneficially owned includes 37,500 shares issuable upon exercise of options held by Mr. Honig that are exercisable within 60 days of the date of this prospectus.

(4)	Michael Brauser, our Co-Chairman, is the Manager of BMB Holdings, LLC, which is the General Partner of BMB Holdings, LLLP.

(5)	Number of shares beneficially owned includes 37,500 shares issuable upon exercise of options held by Mr. Brauser that are exercisable within 60 days of the date of this prospectus.

(6)	Betsy Brauser, wife of our Co-Chairman Michael Brauser, is the trustee and beneficiary of the Betsy G. Brauser Retained Annuity Trust.

(7)	Michael Mathews is our Chief Executive Officer and a director.

(8)	Number of shares beneficially owned includes 939,583 shares issuable upon exercise of options held by Mr. Mathews that are exercisable within 60 days of the date of this prospectus.

(9)	Barry Honig is the trustee of GRQ Consultants, Inc. 401K.

The table set forth in the section of the Prospectus entitled Prospectus Summary - “The Offering” is hereby amended to correct a typographical error in footnote no. 1 to the table.

Common Stock Offered by the Selling Stockholders	3,060,750 shares

Common Stock Outstanding Prior to this Offering	23,798,585 shares (1)

Common Stock Outstanding After this Offering	23,798,585 shares (1)

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares of common stock. We will not receive any of these proceeds.

Risk Factors	See “Risk Factors” beginning on page 4 for a discussion of factors that you should consider before investing in our common stock.

NASDAQ Capital Market Symbol	“ICLK”

(1)
Based upon the number of shares outstanding as of June 30, 2010.  Unless we specifically state otherwise, the share information in this prospectus:  (i) excludes 5,395,459 shares of common stock reserved for issuance upon exercise of stock options granted under our equity incentive plans; and (ii) excludes 1,033,059 shares of common stock reserved for issuance upon exercise of outstanding warrants.